Exhibit 99.2

SAKS INCORPORATED ANNOUNCES FEBRUARY

COMPARABLE STORE SALES INCREASE OF 24.7%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (March 7, 2007)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended March 3, 2007 compared to the four weeks ended February 25, 2006, total sales increased 26.5% and comparable store sales increased 24.7%. Total and comparable store sales shown below represent Saks Fifth Avenue (“SFA”) and Club Libby Lu sales only. Sales below are in millions and represent owned departments only.

For the four weeks ended March 3, 2007 compared to the four weeks ended February 25, 2006, owned sales were:

This Year	Last Year	Total Increase	Comparable Increase
$ 220.0	$173.9	26.5%	24.7%

For February, SFA generated strong sales performances across most merchandise categories and businesses. Some of the strongest areas in February were women’s designer apparel, shoes, handbags, fine jewelry, accessories, and men’s apparel, shoes, and accessories. February revenues were positively impacted by both full-price selling on new spring receipts and an end-of-season consolidation sale in certain flagship stores.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates 62 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to

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respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; and the ultimate impact of incorrect timing of recording of vendor markdown allowances. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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